                                                                      Exhibit 2


            SUBORDINATED NOTE PURCHASE AGREEMENT AND CREDIT FACILITY

                                      AMONG

                                 WATERLINK, INC.

                                       AND

                           THE PURCHASERS NAMED HEREIN




                            DATED AS OF MARCH 6, 1997

                                TABLE OF CONTENTS
                                -----------------

                                                                                                    Page
                                                                                                    ----

ARTICLE I               DEFINITIONS....................................................................1

         1.1            Definitions....................................................................1
         1.2            Accounting Terms...............................................................6
         1.3            References to Documents........................................................6

ARTICLE II              PURCHASE AND SALE OF NOTES.....................................................6

         2.1            Purchase and Sale of Notes.....................................................6
         2.2            Interest Rate..................................................................7
         2.3            Method of Payment and Prepayment...............................................8
         2.4            The Closing....................................................................9
         2.5            Delivery of the Note...........................................................9
         2.6            Allocation of Purchase Price..................................................10

ARTICLE III             REPRESENTATIONS AND WARRANTIES................................................10

         3.1            Representations and Warranties of the Company.................................10
         3.2            Representations and Warranties of the Purchasers..............................12

ARTICLE IV              CONDITIONS PRECEDENT TO CLOSING...............................................13

         4.1            Conditions Precedent to Obligations of the Purchasers.........................13
         4.2            Conditions Precedent to Obligations of the Company............................15

ARTICLE V               COVENANTS.....................................................................15

         5.1            Financial Statements and Reports..............................................15
         5.2            Compliance with Small Business Investment Act.................................16
         5.3            Use of Proceeds...............................................................16
         5.4            Dividends.....................................................................17

ARTICLE VI              SUBORDINATION.................................................................17

         6.1            Subordination.................................................................17
         6.2            Subrogation...................................................................21
         6.3            Constructive Trust, Etc.......................................................21
         6.4            Restrictions on Additional Subordinated Indebtedness..........................21


                                        i


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
                                                                                                    Page
                                                                                                    ----

ARTICLE VII             DEFAULTS......................................................................22

         7.1            Defaults......................................................................22
         7.2            Cross Acceleration............................................................23

ARTICLE VIII            INDEMNITY.....................................................................23

         8.1            Indemnification by the Company................................................23
         8.2            Indemnification by Purchasers.................................................24

ARTICLE IX              MISCELLANEOUS.................................................................24

         9.1            Survival of Provisions........................................................24
         9.2            Termination...................................................................24
         9.3            Waiver Modifications in Writing...............................................24
         9.4            Notice........................................................................25
         9.5            Determinations................................................................26
         9.6            Execution in Counterparts.....................................................26
         9.7            Binding Effect; Assignment....................................................26
         9.8            Governing Law.................................................................26
         9.9            Severability of Provisions....................................................26
         9.10           Headings......................................................................26
         9.11           Entire Agreement..............................................................27


                                       ii


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            SUBORDINATED NOTE PURCHASE AGREEMENT AND CREDIT FACILITY
            --------------------------------------------------------

         SUBORDINATED NOTE PURCHASE AGREEMENT AND CREDIT FACILITY, dated as of March 6, 1997 (the "Agreement"), by and among Waterlink, Inc., a Delaware corporation (the "Company"), Brantley Venture Partners III, L.P. ("Brantley") and the Purchasers (the "Purchasers") named on the execution pages hereof.

         In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                    ---------
                                   DEFINITIONS
                                   -----------

         1.1 DEFINITIONS. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated:

         "ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "ADVANCE" means purchases and sales of Notes in accordance with Article II of this Agreement.

         "ADVANCE FEE" has the meaning provided for in Section 2.1(d) of this Agreement.

         "AFFILIATE" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person in question. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this Note Purchase Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "ASSET SALE" means the sale by the Company or any of the Subsidiaries of the Company to any Person of all or substantially all of the assets of the Company.

         "BCC" means Brantley Capital Corporation.

         "BOA" means BOAI, BOA London and BOA Frankfurt.

         "BRANTLEY" means Brantley Venture Partners III, L.P.

         "BRANTLEY GUARANTY" means that certain Guaranty executed by Brantley, dated as of February 26, 1997, in favor of BOAI under the Loan Documents.

         "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in the State of Ohio are authorized or obligated by law to close.

         "CHANGE IN CONTROL" means any (1) merger, consolidation or similar transaction in which the Company is not the surviving corporation into an entity with a class of equity securities registered under the Exchange Act or (ii) any merger, consolidation or similar transaction with a Person not having a class of securities registered under the Exchange Act and as a result of which the holders of voting securities of the Company immediately prior thereto receive or hold less than sixty-seven percent (67%) of the securities of the Company or its successor immediately thereafter.

         "CLOSING" has the meaning provided therefor in Section 2.4(a) of this Agreement.

         "CLOSING DATE" has the meaning provided therefor in Section 2.4(a) of this Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended, as in effect on the date of this Agreement and any successor code thereto.

         "COMMISSION" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Act.

         "COMMON STOCK" has the meaning provided therefor in Section 3.1(a) of this Agreement.

         "COMPANY" means Waterlink, Inc., a Delaware corporation.

         "EOF" means Environmental Opportunities Fund, L.P.

         "EOFC" means Environmental Opportunities Fund (Cayman), L.P.

         "EVENT OF DEFAULT" has the meaning provided therefor in Section 7.1 of this Agreement.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

         "GAAP" means generally accepted accounted principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

         "GERMAN CREDIT AGREEMENT" means the Credit Agreement, dated as of March 4, 1997, among the Company, Provista Einhundertsechsundfunfzigste Verwaltungsgesellschaft mbH (to be known as Waterlink (Germany) GmbH), and Bank of America National Trust and Savings Association, Frankfurt Branch ("BOA Frankfurt"), as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "HOLDER" OR "NOTEHOLDER" means a registered holder of a Note(s).

         "INDEBTEDNESS" as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to capital leases or industrial revenue or development bonds that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of the property or services (excluding any such obligations incurred under an employee benefit plan, which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof or (z) evidenced by a note or similar instrument and excluding, in connection with any business acquisition by the Company or its subsidiaries, any earnout obligations or deferred purchase price therefor, whether or not evidenced by promissory notes) and (v) all indebtedness secured by any Lien (other than trade indebtedness secured by a statutory lien) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

         "INTEREST PAYMENT DATE" has the meaning provided therefor in Section
         2.2 of this Agreement.

         "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Commission thereunder.

         "IPO" means any initial firm commitment underwritten public offering of Common Stock of the Company, the gross proceeds of which to the Company and/or the selling stockholders (if any) are at least $30,000,000.

         "IPP95" means IPP95, L.P.

         "LIEN" means any mortgage, pledge, security interest, encumbrance, statutory lien, hypothecation or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against the seller or any other Person except the account debtors, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person).

         "LOAN DOCUMENTS" means the Loan Documents under, and as defined in, the Waterlink Credit Agreement, the German Credit Agreement and the Sweden Credit Agreement.

         "MAXIMUM AGGREGATE ADVANCES" has the meaning provided therefor in
         Section 2.1(a) of this Agreement.

         "NCCC" means National City Capital Corporation.

         "NOTE" or "NOTES" means the Subordinated Notes due 2002 to be issued by the Company to the Purchasers hereunder, in substantially the form of Exhibit A hereto.

         "OFFERING DOCUMENTS" means, collectively, this Agreement, the Note, the Warrant Agreement, the Registration Rights Agreement and the Warrants.

         "PERSON" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "PREPAYMENT EVENT" means the earlier of (i) an IPO, (ii) a Change in Control or (iii) an Asset Sale.

         "PRO-RATA PERCENTAGE" means for any Holder the percentage determined by dividing (i) the aggregate principal amount of Notes held by such Holder by (ii) the aggregate principal amount of Notes outstanding. The initial Pro-Rata Percentage is set forth on the signature pages hereto of the Purchasers.

         "PURCHASER" means each Person who accepts and agrees to the terms hereof as indicated by signature on the execution page of this Agreement or counterpart as referred to in Section 9.6 of this Agreement.

         "REGISTRATION RIGHTS AGREEMENT" means the agreement providing the Purchasers with certain registration rights pertaining to the Common Stock underlying the Warrants, in the form of the attached Exhibit B.

         "REPRESENTATIVES" means, collectively, the directors, officers, partners, employees, agents or representatives, including, without limitation, financial advisors, attorneys, accountants, experts, consultants or agents of the Purchasers.

         "REQUIRED PREPAYMENT" has the meaning provided for in Section 2.3(c) of this Agreement.

         "RIVER CITIES" means River Cities Capital Fund Limited Partnership.

         "SBA" mean the U.S. Small Business Administration.

         "SECURITIES" means any stock, shares, voting trusts, certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "Securities" or any certificates of interest, shares or participation in temporary or interim certificates for the purchase or acquisition of, any rights as subscribed to, purchased or acquired, any of the foregoing.

         "SECURITYHOLDERS' AGREEMENT" means that certain Amended and Restated Stockholders' Agreement in the form of Exhibit C hereto to be executed by the Company and the Purchasers on the Closing Date.

         "SENIOR CREDIT FACILITY" means the credit facilities evidenced by the Loan Documents.

         "SENIOR INDEBTEDNESS" has the meaning provided therefor in Section 6.1(a) of this Agreement.

         "SERIES A SHARES," "SERIES B SHARES," AND "SERIES C SHARES" have the meanings provided for in Section 3.1(e) of this Agreement.

         "SHARE PURCHASE AGREEMENT" means the Share Purchase Agreement among AWPE Svenska AB, Anglian Water Holdings GmbH and the Buyers (as defined therein), dated March 4, 1997.

         "SMALL BUSINESS ACT" has the meaning provided for in Section 3.1(f) of this Agreement.

         "SUBORDINATED INDEBTEDNESS" means the indebtedness evidenced by the Notes.

         "SUBSEQUENT CREDIT FACILITY" means any credit facility entered into upon or after termination of the Senior Credit Facility.

         "SUBSEQUENT LOAN DOCUMENTS" means the Subsequent Security Documents and all such other documents entered into in connection with a Subsequent Credit Facility, including, without limitation, a credit agreement between the Company, any Subsidiaries of the Company and a Subsequent Senior Lender.

         "SUBSEQUENT SECURITY DOCUMENTS" means security documents entered into in connection with a Subsequent Credit Facility.

         "SUBSEQUENT SENIOR LENDER" means the lender(s) under any Subsequent Credit Facility.

         "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the Subsidiaries of that Person or a combination thereof.

         "SWEDEN CREDIT AGREEMENT" means the Credit Agreement, dated as of March 4, 1997, among the Company, Gigantissimo 2061 AB (to be known as Waterlink (Sweden) AB) and Bank of America National Trust and Savings Association, London Branch ("BOA London"), as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "TERMINATION DATE" means the earlier of (i) December 31, 1997 or (ii) a Prepayment Event.

         "WARRANT" or "WARRANTS" means the warrants to purchase Common Stock of the Company to be issued to the Purchasers pursuant to the terms of the Warrant Agreement.

         "WARRANT AGREEMENT" means the Warrant Agreement of even date herewith, in the form of Exhibit D hereto, among the Company and the Purchasers.

         "WATERLINK CREDIT AGREEMENT" means the Credit Agreement, dated as of February 19, 1997, among the Company, the financial institutions from time to time party thereto and Bank of America Illinois ("BOAI"), as agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect from time to time, including, without limitation, applicable statements, bulletins, and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations, and statements issued by the American Institute of Certified Public Accountants or its committees. When used herein, the term "financial statements" shall include the notes and schedules thereto.

         1.3 REFERENCES TO DOCUMENTS. Any terms referring to instruments, agreements or documents used herein shall mean and include such documents as they may hereafter be amended, supplemented, modified or restated from time to time.

                                   ARTICLE II
                                   ----------
                           PURCHASE AND SALE OF NOTES
                           --------------------------

         2.1            Purchase and Sale of Notes.
                        --------------------------

                        (a) ADVANCES. Subject to the provisions of this Agreement, up to and including the Termination Date, each Purchaser for itself and not for the others, hereby agrees to make Advances to the Company up to but not exceeding an aggregate unpaid principal amount at any one time outstanding equal to such Purchaser's Pro-Rata Percentage multiplied by the difference between (i) Ten Million Dollars ($10,000,000) and (ii) the maximum amount guaranteed by Brantley under the Brantley Guaranty (the "Maximum Aggregate Advances"). Upon repayment of any Note or Notes, the principal amount thereof may not be reborrowed by the Company. To the extent that Brantley or any Contributor under the Contribution and Indemnification Agreement of even date herewith among the parties hereto makes a payment under the Brantley Guaranty, the amount of such payments shall be deemed an Advance hereunder.

                        (b) ADVANCE PROCEDURE. Advances shall be made pursuant to the Company's written or facsimile request therefor (a "Request for an Advance"), given by the Company to Purchasers no later than three
         (3) Business Days prior to the date of disbursement (other than for the initial Advance hereunder if on the Closing Date) stating the date of the proposed borrowing, and the amount of the aggregate and each Purchaser's Advance. Each Request for an Advance shall be signed by an authorized person of the Company. Each borrowing shall consist of an Advance made by each Purchaser in an amount equal to its Pro-Rata Percentage of such borrowing and shall be in $100,000 multiples from each Purchaser (treating EOF and EOFC as a single Purchaser for this purpose only) and aggregate not less than $1,000,000 from all Purchasers. Each Purchaser shall make available to the Company in immediately available funds the amount of such Purchaser's Pro-Rata Percentage of the Advances on the date requested in the Request for an Advance. In the event that upon any request for an Advance Brantley Capital Corporation ("BCC") shall not have received the exemptive order necessary for it to purchase Notes and Warrants as provided herein, then each other Purchaser shall have the option to advance its pro rata portion of the Advance that otherwise would have been required of BCC.

                        (c) NOTES. The Company shall execute and deliver to each Purchaser a Note upon each Advance from such Purchaser.

                        (d) ADVANCE FEE. Upon issuance of any Note to any Purchaser, the Company shall pay to such Purchaser a fee ("Advance Fee") equal to one percent (1%) of the principal amount of the Note then issued; provided that the Advance Fee payable to IPP95 shall be two percent (2%).

         2.2 INTEREST RATE. The Company shall pay interest on the principal amount of the Notes from time to time outstanding at the rate of twelve percent (12%) (eight percent (8%) to IPP95 for the initial three month period of its Notes) per annum for the period from and including the date of issuance of any Note through, but not including the first anniversary date thereof and fourteen percent (14%) per annum thereafter until the same shall be paid in full. Interest payments shall be made quarterly in arrears on each June 30, September 30, December 31 and March 31 (collectively referred to herein as an "Interest Payment Date"), commencing June 30, 1997. Interest will be computed on the basis of a 360-day year and the actual number of days elapsed. Whenever any payment to be made under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of the payment of interest on the Notes.

         2.3            Method of Payment and Prepayment.
                        --------------------------------

                        (a) The Company shall make Required Prepayments of the principal amount of the Notes as and to the extent required by Section 2.3(c) hereof, on a pro rata basis, and may make voluntary principal prepayments, which voluntary principal prepayments will be made on a pro rata basis, from time to time of principal amount of the Notes in aggregate amounts of not less than $100,000 without premium or penalty. Any payments made on the Notes, whether of principal, interest or premium (if any), shall be made ratably to all the Noteholders. If the Company sets a date for the prepayment of any part of the principal amount of the Notes, any prepayments of principal due on such date shall be accompanied by the payment of all accrued and unpaid interest on the portion of the principal amount of the Notes being prepaid to the date fixed for prepayment. The Company will maintain records of the amount of each Note, all payments and prepayments of principal and interest thereon, the current outstanding principal balance thereof and other appropriate information relating to the Notes. The Holder must surrender its Note to the Company to collect the final principal payment in cash on the Note at maturity, upon any Required Prepayment or in the event the Company voluntarily prepays the Note in full. Any prepayments on the Notes shall be applied in inverse order to Advances made (i.e. last in, first out).

                        (b) The Company shall pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. So long as the Purchaser shall be a Noteholder, the Company will pay (i) by wire transfer of immediately available funds all sums becoming due on each Note registered in the name of the Purchaser pursuant to the wire transfer instructions provided by such Purchaser, or (ii) by mailing a check to such Purchaser's address as the same appears on the books of the Company or such other address such Purchaser shall have designated by notice to the Company, without presentment and without notations being made thereon. All sums becoming due on each Note shall be paid to the Purchaser thereof without reservation of any sums therefrom for or on account of withholding (except to the extent otherwise required by law), counterclaim or set off.

                        (c) To the extent that on or after March 6, 1999, the Company refinances the Senior Credit Facility with a Subsequent Credit Facility or suffers to exist any other Senior Indebtedness, which Subsequent Credit Facility and other Senior Indebtedness, together, provide aggregate senior credit to the Company of $30,000,000 or more and the Company's Leverage Ratio (as defined in Section 8.16 of the Waterlink Credit Agreement as in effect on the date hereof) exceeds 4.5 to 1.0, the Company shall prepay (a "Required Prepayment") the Notes in an amount equal to the amount of such aggregate senior credit in excess of $30,000,000. The Required Prepayment shall be made upon such refinancing. The Notes shall be due and payable, subject to the terms contained therein, together with all accrued interest thereon, on the earlier of (i) March 6, 2002 or, solely as to NCCC and River Cities, five (5) years from the date of the first Advance, or (ii) upon the occurrence of a Prepayment Event.

         2.4            The Closing.
                        -----------

                        (a) Subject to Section 2.4(b) and subject also to the satisfaction or waiver of each of the conditions precedent to the Closing set forth in Article IV, the initial purchase and sale of Notes in the aggregate principal amount specified in the Company's initial Request for an Advance, if any, up to the Maximum Aggregate Advances shall take place at a closing (the "Closing") at the offices of Benesch, Friedlander, Coplan & Aronoff, 2300 BP America Building, 200 Public Square, Cleveland, Ohio 44114, on the date hereof ("Closing Date"), or at such other place agreed upon by the parties hereto.

                        (b) The Closing is conditioned on the simultaneous or prior closings of the transactions contemplated by the Share Purchase Agreement and the Loan Documents and the satisfaction or waiver of all other conditions to Closing set forth in Article IV of this Agreement. As a result, the Closing Date is subject to change. The Company has provided or promptly shall provide each Purchaser which is a party to this Agreement with written notice of any anticipated initial Advance hereunder to be made on the Closing Date.

                        (c) Once each of the Purchasers is notified by the Company personally (if in attendance at the Closing) or by telephone that each and every condition to Closing has been or, simultaneously with such Purchaser's payment hereunder, will be, either satisfied or waived, each Purchaser shall then cause payment of the principal amount of the Notes being purchased on such date, if any, to be made to the Company by wire transfer of immediately available funds. The Company shall have furnished to the Purchasers the account information at the time the Company notifies the Purchasers of the date and time of the Closing.

                        (d) The obligation of the Purchasers to make any Advance hereunder shall be subject to satisfaction of the following conditions that at the date of making such Advance, and after giving effect thereto: (a) no Event of Default or event which with the passage of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be then continuing and (b) each representation and warranty set forth in Section 3 hereof is true and correct as if then made. The acceptance by the Company of the proceeds of any Advance shall be deemed to constitute as of the date of acceptance a representation and warranty by the Company that all conditions to make such Advance set forth in this Agreement have been satisfied.

         2.5 DELIVERY OF THE NOTE. Delivery of the Note purchased by a Purchaser pursuant to this Agreement shall be made by the Company upon any Advance by delivering to each such Purchaser against payment of the purchase price therefor, a Note substantially in the form of Exhibit A attached to this Agreement. As soon as practicable following the Closing, the Company shall deliver a Note to each Purchaser not in attendance at the Closing who has paid the full purchase price therefor in accordance with the provisions of Section 2.4(c) hereof. The Notes will be registered in the name of such Purchaser. The Notes may only be transferred together with the related Warrants, subject otherwise only to the express terms of the Warrant Agreement, the Warrants and that certain Indemnification and Contribution Agreement, dated as of February 26, 1997, among Purchasers and Brantley and acknowledged by the Company.

         2.6 ALLOCATION OF PURCHASE PRICE. Each Purchaser and the Company agree that, as determined in accordance with Section 1.1273-2(h) of the Regulations promulgated pursuant to the Code as amended, the issue price for federal income tax purposes to be allocated to each Note issued together with the Warrants shall equal $970,000 for each $1,000,000 of principal amount of such Note, and the issue price for the Warrants attributable to such $1,000,000 of principal shall equal $30,000.

                                   ARTICLE III
                                   -----------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to, and covenants and agrees with, as of the Closing Date and as of the date of each Advance, each of the Purchasers as follows, it being acknowledged and agreed by the Company that each of the Purchasers is relying upon such representations and warranties and covenants for the purpose of making and undertaking the representations, warranties and covenants set forth in Section 3.2 and in the purchase of the Notes hereunder:

                        (a) ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to do business as a foreign corporation and in good standing in each other jurisdiction in which it owns or lease any real property or in which the nature of business transacted by it makes such licensing or qualification necessary and where the failure to be so licensed or qualified would have a material adverse effect on the operations or financial condition of the Company. The Company has the corporate power and authority to own and hold its properties and to carry on its business as currently conducted and as proposed to be conducted, and to execute, deliver and perform this Agreement and the transactions contemplated hereby, and to issue, sell and deliver Notes and the Warrant and, upon exercise of the Warrants, to issue and deliver the number of the shares of Common Stock, $.001 par value ("Common Stock"), of the Company issuable upon such exercise (the "Conversion Shares"). The Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation other than shares of capital stock of its Subsidiaries, or
         (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

                        (b) AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by the Company of this Agreement and the other agreements and transactions contemplated hereby to be delivered or completed, the issuance, sale and delivery of the Notes, and the delivery of the Conversion Shares upon exercise of the Warrants have been duly authorized by all requisite corporate action and do not violate any provision of law, any order of any court or other agency of government, the Fourth Amended and Restated Certificate of Incorporation (as amended) or the By-laws of the Company, or any provision of any indenture, agreement or other instrument by which the Company or any of its properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

                        (c) AUTHORIZATION OF CONVERSION SHARES. The Conversion Shares have been duly reserved for issuance upon exercise of the Warrants and, when so issued, will be duly authorized, validly issued and outstanding, fully paid and non-assessable shares of Common Stock. Neither the issuance, sale and delivery of the Notes, nor the issuance and delivery of the Conversion Shares upon exercise of the Warrants is subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any person, except as provided in the Securityholders Agreements, the provisions of which have been complied with by the Company.

                        (d) VALIDITY. This Agreement and the other agreements and documents contemplated hereby to be executed and delivered have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors' rights and remedies generally.

                        (e) CAPITAL STOCK. The authorized capital stock of the Company as of the date hereof is as set forth on Schedule 3.1 hereto.

                        (f) SMALL BUSINESS CONCERN. The Company acknowledges that River Cities and NCCC are Federal licensees under the Small Business Investment Act of 1958, as amended (the "Small Business Act"). The Company, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, ss. 121.101 ET SEQ.), is a "small business concern" within the meaning of the Small Business Act and the regulations thereunder, including Title 13, Code of Federal Regulations, ss. 121.101 ET SEQ. The information regarding the Company and its affiliates set forth in the SBA Forms 480, 652 and 1031 delivered at the Closing shall be accurate and complete. The Company does not presently engage in, and it shall not hereafter engage in, any activities, nor shall the Company use directly or indirectly the proceeds hereunder for any purpose for which a Small Business Investment Company is prohibited from providing funds by the Small Business Act and the regulations thereunder (including Title 13, Code of Federal Regulations, ss. 107.720 ET SEQ.).

                        (g) OFFERING OF THE NOTES. Neither the Company nor any person acting on its behalf has taken or will take any action which might subject the offering, issuance or sale of the Notes to the registration provisions of the Act.

                        (h) DISCLOSURE. As of the date hereof, neither this Agreement nor any Schedule annexed hereto, nor any certificate or other instrument referred to herein and furnished to the Purchasers by the Company, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in the light of the circumstances under which they were made, not misleading. During the course of the transaction and prior to any Purchaser's purchase of the Notes, the Company has provided to such Purchaser, or allowed such Purchaser free access to, the information sufficient to allow the Purchasers to make an informed investment decision. As of the date hereof, to the best knowledge of the Company's management, there is no fact known to the Company relating to its business, affairs, operations, condition, prospects, properties or assets which may materially adversely affect it and which has not been disclosed to the Purchasers by the Company.

         3.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each of the Purchasers, severally and not jointly, represents and warrants to, and covenants and agrees with, the Company as follows, it being acknowledged and agreed by each such Purchaser that the Company is relying upon such representations and warranties and covenants for the purpose of making and undertaking the representations, warranties and covenants set forth in Section 3.1 and
Article V of this Agreement and in the issuance and sale of the Notes hereunder:

                        (a) The Note and Warrants to be acquired by it pursuant to the Offering Documents (i) are being acquired for its own account and with no intention of distributing or reselling such Note or Warrants or any part thereof (except in compliance with the Act and the Offering Documents) and (ii) have not been, and will not be, registered under the Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Act, and each Purchaser acknowledges that the Note and Warrants may not be sold, transferred, pledged or hypothecated unless such sale, transfer, pledge or hypothecation is pursuant to an effective registration statement covering such Note and Warrants and filed in accordance with the Act or is exempt from such registration in the opinion of counsel reasonably acceptable to the Company.

                        (b) That it is an "accredited investor" as defined in Rule 501(a) under the Act

                        (c) That (i) it is authorized, and has all requisite power and authority, to execute and deliver this Agreement and perform the obligations and duties created hereby;

                        (ii) this Agreement has been duly and validly executed by it and constitutes its valid and binding obligation, enforceable in accordance with its terms; (iii) the purchase of the Note and Warrants does not violate its charter, by-laws, partnership agreement, agreement of trust or similar document or any law or regulation to which it is subject; (iv) it has had a full opportunity to request from the Company and to review and has received all information which it deems relevant in making a decision to purchase the Notes and Warrants being purchased or to be purchased by it hereunder and the Conversion Shares, (v) it will comply with the restrictions on transferability of the Warrants and the Conversion Shares contained in the Securityholders' Agreement,
         (vi) it has the experience in making investments to make its own investment decision, (vii) it is able to withstand the total loss of its investment in the Company and (viii) it acknowledges that it has made its investment decision with respect to all of the Notes being purchased and to be purchased by it hereunder and further acknowledges that it is not entitled to any further disclosure in connection with the Company's requiring Advances hereunder.

                                   ARTICLE IV
                                   ----------
                         CONDITIONS PRECEDENT TO CLOSING
                         -------------------------------

         4.1 COMPANY OBLIGATIONS. The obligations of each Purchaser to purchase the Note to be purchased by it hereunder is subject, at or prior to the Closing Date and as specified below on each Advance date, to the satisfaction of each of the following conditions (any and all of which may be waived in writing by any of the Purchasers on behalf of themselves individually); provided that the obligatons of BCC are subject to its having received an exemptive order from the Securities and Exchange Commission permitting its purchase of Notes and Warrants as provided for herein.

                  (a) The representations and warranties made by the Company herein shall be true and correct in all material respects on and as of the Closing Date and on each Advance date with the same effect as though such representations and warranties had been made on and as of the Closing Date and each Advance date, as the case may be, and the Company shall have complied in all material respects with all agreements hereunder required to be performed by it at or prior to the Closing Date and on each Advance date.

                  (b) Neither the purchase of the Note agreed to be purchased by such Purchaser hereunder nor the performance of any other obligations of such Purchaser under the Offering Documents shall at the Closing Date or any Advance date be prohibited or enjoined (temporarily or permanently) under the laws of any jurisdiction to which Purchaser is subject.

                  (c) On the Closing Date and each Advance date, each Purchaser shall have received a certificate, dated the Closing Date, signed by an authorized officer of the Company stating that the conditions specified in Sections 4.1(a) and 4.1(b) have been satisfied, unless otherwise waived by such Purchaser in accordance with the terms hereof.

                  (d) On the Closing Date, each Purchaser shall have received a certificate, dated the Closing Date, signed by the secretary or assistant secretary or other officer of the Company attaching true and correct copies of the certificate of incorporation and By-Laws of the Company and a resolution or resolutions of the Company's board of directors authorizing the transactions contemplated by this Agreement.

                  (e) No default or Event of Default shall exist under this Agreement as of the Closing Date or any Advance date.

                  (f) Purchaser shall have received all other documents, agreements and certificates as Purchasers may reasonably request.

                  (g) There shall not have been any material adverse change in the financial condition or prospects of the Company and or the Subsidiaries of the Company, taken as a whole, prior to the Closing Date.

                  (h) At or prior to the Closing Date, all consents and approvals necessary to effect the transactions contemplated by this Agreement shall have been obtained.

                  (i) At or prior to the Closing Date, the Offering Documents required to be executed by the Company shall have been executed by the Company and any other parties thereto other than the Purchaser and delivered to the Purchasers.

                  (j) Notes in form and substance reasonably satisfactory to each Purchaser and its counsel, in an aggregate principal amount of the initial Advances made hereunder shall have been issued to the Purchasers as of any Advance date.

                  (k) The Company shall have duly authorized, validly issued and delivered the Warrants to the Purchasers pursuant to the terms of the Warrant Agreement.

                  (l) The transactions contemplated by the Share Purchase Agreement and the Loan Documents shall have closed.

                  (m) The Company shall have paid to the Purchasers his or its reasonable out-of-pocket expenses, including legal fees and disbursements incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed fifteen thousand dollars ($15,000) and, on a pro rata basis, the Advance Fee pertaining to the Notes issued upon Closing and each Advance date, as applicable.

                  (n) The Company shall have executed and delivered to Purchasers the Registration Rights Agreement.

                  (o) The Company shall have entered into an advisory agreement with Sanders Morris Mundy Inc. in a form mutually acceptable to the Company and Sanders Morris Mundy Inc.

                  (p) The Company shall have executed and delivered to River Cities and NCCC a Size Status Declaration on SBA Form 480 and an Assurance of Compliance on SBA Form 652, and shall have provided to River Cities and NCCC information necessary for the preparation of a Portfolio Financing Report on SBA Form 1031.

         4.2 PURCHASER OBLIGATIONS. The obligations of the Company to issue and sell the Notes pursuant to this Agreement are subject, at the Closing Date and as of the date of any Advance to the representations and warranties made by each of the Purchasers being true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date and as of the date of any Advance, as the case may be.

                                    ARTICLE V
                                    ---------
                                    COVENANTS
                                    ---------

         5.1 FINANCIAL STATEMENTS AND REPORTS. The Company covenants and agrees that so long as a Purchaser or any permitted transferee of a Purchaser shall hold of record 100 or more of the shares of Common Stock acquired by such Purchaser pursuant to this Agreement (treating for the purpose of such computation the holders of Series A Shares and/or Series B Shares and/or Series C

Shares or Warrants as holding the maximum number of Common Shares issuable upon conversion of such shares or exercise of such Warrants), and as to any Noteholder so long as its Note is outstanding the Company shall furnish to such Purchasers and each such permitted transferee and to each Noteholder:

                  (a) Within 120 days after the end of each fiscal year of the Company, a balance sheet of the Company (or a consolidated balance sheet of the Company and its subsidiaries, as the case may be) as of the end of such fiscal year and the related statements (or consolidated statements) of income, changes in stockholders' equity and changes in financial position of the Company (or of the Company and its subsidiaries) for the fiscal year then ended, together with supporting notes thereto, certified without qualification as to scope of audit by a firm of independent public accountants of national standing selected by the Company and reasonably acceptable to the Purchasers and each such transferee;

                  (b) Within 30 days after the end of each month in each fiscal year, a balance sheet of the Company and its subsidiaries, as the case may be, and the related statement (or consolidated statements) of income and changes in financial position, unaudited but certified by the chief financial officer of the Company, such balance sheets to be as of the end of such month and such statements of income to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case subject to normal and recurring year-end adjustments; provided, however, that in the event that such balance sheet and related statements of income cannot be prepared within such 30-day period because of inadequacies in the accounting system of any entity acquired by the Company, the Company shall furnish such balance sheet and related statements of income as soon thereafter as is possible, and the Company shall use reasonable efforts to remedy such inadequacies so that future balance sheets and related statements of income may be prepared within the applicable 30-day periods;

                  (c) Within 30 days prior to the beginning of each fiscal year of the Company (and with respect to any revision thereof, promptly after such revision has been prepared), a proposed operating budget for the Company (or of the Company and its subsidiaries, as the case may be), insofar as practicable, including projected monthly income statements, cash flow statements during such fiscal year and a projected balance sheet as of the end of such fiscal year, and each monthly financial statement furnished pursuant to 9(b) above shall reflect variances from such operating budget, as same may from time to time be revised; provided, however, that in the event that such annual budget cannot be prepared within such 30-day period because of inadequacies in the accounting system of any entity acquired by the Company, the Company shall furnish such annual budget as soon thereafter as is possible, and the Company shall use reasonable efforts to remedy such inadequacies so that future annual budgets may be prepared within the applicable 30-day periods;

                  (d) Promptly upon filing, copies of all registration statements, prospectuses, periodic reports and other documents filed by the Company with the Securities and Exchange Commission; and

                  (e) Promptly, from time to time, such other information regarding the operations, business, affairs and financial condition of the Company or any Subsidiary as Purchaser or any permitted transferee of a Purchaser may reasonably request.

         5.2 COMPLIANCE WITH SMALL BUSINESS INVESTMENT ACT. The Company agrees to provide River Cities and NCCC with sufficient information to permit River Cities and NCCC to comply with its obligations under the Small Business Act and the regulations thereunder. Upon reasonable request, the Company shall also provide River Cities and NCCC with (i) access to the Company's properties, places of business, records (including financial records) and offices during business hours and (ii) the opportunity to discuss the affairs, finances and accounts of the Company with the officers. River Cities and NCCC and representatives of the SBA shall be given access to the Company's records to confirm that the proceeds received by the Company in connection with the Closing are used for the purposes delineated in Section 5.3. The President of the Company shall certify to River Cities and NCCC, within three (3) months of the date of the Closing, that the Company has used the proceeds in accordance with the purposes delineated in Section 5.3.

         5.3 USE OF PROCEEDS. The Company agrees to use the investment proceeds from each Purchaser that is a Small Business Investment Company for prospective acquisitions, and/or for working capital. If the Company shall, without the consent of such Purchaser, use the proceeds from such Purchaser's investment for a purpose not described above, such Purchaser may demand that the Company repurchase the Note and Warrants at a price equal to the purchase price paid for such securities as required by SBA Regulations Section 107.305. Further, the Company will use the investment proceeds from each Purchaser to repay any overadvance under the Loan Documents with respect to which Brantley is a guarantor.

         5.4 DIVIDENDS. So long as any Notes are outstanding, the Company shall not pay cash dividends on its capital stock.

                                   ARTICLE VI
                                   ----------
                                  SUBORDINATION
                                  -------------

         6.1 SUBORDINATION. So long as, and from time to time while, any Senior Indebtedness is outstanding, anything in this Agreement or the Notes to the contrary notwithstanding, the indebtedness of the Company hereunder as evidenced by the Notes shall be subordinate and junior in right of payment, to the extent and in the manner set forth in this Article VI, to all Senior Indebtedness of the Company from time to time outstanding (whether outstanding at the date of this Agreement or incurred after the date of this Agreement) and as the Notes may at any time and from time to time be modified or amended in any respect and to all other indebtedness hereafter made or assumed by the Company, which by the terms of such indebtedness or by the terms of any indenture or other instrument pursuant to which such indebtedness is made, assumed or incurred is specifically designated as "Senior Indebtedness" for the purposes of this Agreement and which is permitted to be issued, made, assumed and incurred according to the terms of this Agreement provided that such indebtedness is included within the definition of Senior Indebtedness as set forth in the following paragraph (a).

                  (a) "Senior Indebtedness" means all indebtedness and other obligations specified below whether outstanding on the date of this Agreement or hereafter created, incurred or assumed by the Company:

                           (i) the obligations of the Company and its
                  Subsidiaries, including, without limitations the principal of, and premium and interest on, all loans, letters of credit bankers' acceptances and other extensions of credit under the Loan Documents and all commitment, facility and other fees and all expenses, reimbursements, indemnities and other amounts payable by the Company thereunder;

                           (ii) subject to Section 2.3(c) above, all other
                  indebtedness of the Company which by its express terms is made senior to the Notes; provided, however, that any indebtedness incurred by the Company under this clause (ii) must be created in connection with or arise out of a transaction in which the Company or any Subsidiaries of the Company received cash loan proceeds, property or credit support in the form of a letter of credit, guaranty or like instrument;

                           (iii) all interest accrued or accruing on Senior
                  Indebtedness after the commencement of any insolvency, bankruptcy or receivership case or proceeding in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any such Senior Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowable as a claim in such case or proceeding; and

                           (iv) subject to Section 2.3(c) above, any
                  refinancings, refundings, renewals or extensions, in whole or in part, of any indebtedness or other obligation described in clauses (i) or (ii) above under any Subsequent Loan Documents or otherwise.

                  (b) In the event of (i) any insolvency or bankruptcy proceeding brought by or against the Company; (ii) any receivership, liquidation, reorganization or other similar proceeding relative to the Company or to its property, including its Subsidiaries; or (iii) any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all principal, premium (if any), fees and charges in respect of, and interest on, all Senior Indebtedness (including interest thereon accruing after the commencement of any such proceedings) before the holders of the Notes shall be entitled to receive any payment or distribution in respect of the Notes. Pursuant to the foregoing, the holders of Senior Indebtedness (until payment in full in cash of all principal, premium (if any), fees and charges in respect of, and interest on, all Senior Indebtedness, including interest thereon accruing after the commencement of any such proceedings at the rate specified in the applicable Senior Indebtedness whether or not such interest is an allowable claim in such case or proceeding) shall be entitled to receive for application and payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Notes (including any such payment or distribution which may be payable or deliverable by virtue of the provisions of, or any security for, any securities which are subordinate and junior in right of payment of the Notes). The Holders of the Notes shall not exercise or attempt to exercise any right of set off or counterclaim in respect of any obligations of the Holders of the Notes to the Company against the obligations of the Company under the Notes if the effect thereof shall be to reduce the amount of any such payment or distribution to which the holders of Senior Indebtedness would be entitled in the absence of such set off or counterclaim; and if and to the extent that notwithstanding the foregoing, the Holders of the Notes are required by any mandatory provision of law to exercise any such right of set off or counterclaim each reduction of the amount owing on account of the principal of or interest on the Notes by reason of such set off or counterclaim shall be deemed to be a payment by the Company in a like manner in respect of the Notes to which the second sentence of this paragraph (b) shall apply.

                  (c) In the event that any default shall occur and be continuing with respect to any Senior Indebtedness permitting the holders, with or without the making of demand, the giving of notice or otherwise, of such Senior Indebtedness to accelerate the maturity thereof, the Company shall not pay and the Holders shall not be entitled to receive any payment or distribution in respect of the Notes of any kind, whether of principal, premium (if applicable) or interest or, except to the extent otherwise provided in Section 6.2 of this Agreement, institute any judicial or legal proceedings or seek to enforce any other rights or remedies whatsoever UNLESS AND UNTIL (i) a period of one hundred seventy-five (175) days (the "Blocking Period") shall have elapsed from the date of such default without the same having been cured or waived; and (ii) the Blocking Period shall have elapsed without any holder of Senior Indebtedness having accelerated the maturity of such Senior Indebtedness, but in such event, upon the satisfaction of the conditions set forth in (i) and (ii) above, the holders of the Notes will have the rights and remedies contemplated by this Agreement.

                  (d) Nothing in this Agreement will prohibit the holder of any Senior Indebtedness at any time and from time to time without the consent of or notice to any holder of the Notes from taking any of the following actions:

                           (i) subject to Section 2.3(c) above, extending,
                  renewing, modifying, waiving or amending the terms of such Senior Indebtedness;

                           (ii) following 5 days notice to the Noteholders of
                  the terms thereof, (or, in the case of an auction, the time and place of sale) the sale other than by the Company in the ordinary course of business of any material portion of the property pledged, mortgaged or otherwise securing Senior Indebtedness in accordance with the terms of the Loan Documents or the Subsequent Loan Documents, PROVIDED, HOWEVER, that the failure to deliver such notice shall not otherwise prohibit such Person from effecting such sale pursuant to the terms of the Loan Documents or the Subsequent Loan Documents;

                           (iii) exchanging, releasing or otherwise dealing with
                  any property pledged, mortgaged or otherwise securing Senior Indebtedness or releasing a guarantor or any other person liable in any manner for the Senior Indebtedness or amending or waiving the terms of any guaranty of the Senior Indebtedness;

                           (iv) exercising or refraining from exercising any
                  rights against the Company or any other person;

                           (v) applying any sums, in any manner, by whomever
                  paid or however realized, to the Senior Indebtedness; and

                           (vi) taking any other action which otherwise might be
                  deemed to impair the rights of the holders of the Senior Indebtedness.

                  Subject to the terms of this Agreement, any and all of such actions may be taken by the holders of Senior Indebtedness without incurring responsibility to any Holder of the Notes and without impairing or releasing the obligations of any Holder of the Notes to the holders of Senior Indebtedness.

                  (e) No right of any present or future holder of any Senior Indebtedness to enforce the provisions of this Article VI shall at any time in any way be prejudiced or impaired by any action or failure to act on the part of the Company or anyone in custody of its assets or property or by any act or any failure to act on the part of any such holder or any other holder of Senior Indebtedness or by any breach by the Company of the terms of this Agreement or the Notes, irrespective of any knowledge thereof on the part of any such holder or any other holder of Senior Indebtedness.

                  (f) Each Holder of the Notes will at all times retain the right to vote its claims and otherwise act and participate in any insolvency, bankruptcy or reorganization proceeding relative to the Company; provided, however, no Holder of the Notes shall take any action or vote its claims in the course of any such bankruptcy, insolvency or reorganization proceedings so as to:

                           (i) contest the validity or the enforceability of the
                  agreements governing Senior Indebtedness including the Loan Documents or any Subsequent Loan Documents, the promissory notes issued to the holders of Senior Indebtedness, or the liens and security interests to the extent granted with respect to the Senior Indebtedness;

                           (ii) contest the rights and duties of the holders of
                  Senior Indebtedness established in the agreements or instruments governing the same or any security agreement with respect to such liens and security interests;

                           (iii) contest the validity or enforceability of this
                  Article VI;

                           (iv) contest the validity or enforceability of this
                  Agreement or any agreement or instrument to the extent evidencing or relating to the Indebtedness of Company to such Holder; or

                           (v) compromise their claims so as to deprive the
                  holders of Senior Indebtedness of the benefit of receiving all amounts otherwise payable to the Holders of the Notes pursuant to the reorganization or liquidation of the Company resulting from such proceeding;

         it being understood that nothing contained in this Section 6.1(f) shall be deemed to relieve the Company of its obligations under Section 2.3(c) of this Agreement.

                  (g) No Affiliate or Subsidiary of the Company may take any action or make any payment in respect of or in regard to the Notes if the Company would be prohibited from taking such action or making such payment pursuant to this Article VI.

                  (h) The provisions of this Article VI shall be given independent effect so that if a particular payment as to the Notes is prohibited by any one of such provisions, it shall be prohibited although it otherwise may not be prohibited by any other provisions.

         6.2 SUBROGATION Subject to the payment in cash in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company payable or distributable to the holders of Senior Indebtedness and, as among the Company and its Subsidiaries, their creditors and the holders of the Notes, no payments or distributions otherwise payable or deliverable in respect of the Notes but by virtue of the provisions thereof and of Section 6.1, paid or delivered to the holders of Senior Indebtedness shall be deemed to be a payment by the Company on account of the Notes.

         6.3 CONSTRUCTIVE TRUST, ETC. In the event that any Noteholder receives any payment or distribution in contravention of the provisions hereof, such Holder shall hold such payment or distribution in trust for the benefit of the holders of Senior Indebtedness, and shall deliver such payment or distribution to the holders of such Senior Indebtedness, or their respective representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make payment in cash in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

         6.4 RESTRICTIONS ON ADDITIONAL SUBORDINATED INDEBTEDNESS. The Company will not create or suffer to exist any Indebtedness that (i) provides that it is subordinate in right of payment to the Senior Indebtedness other than the Notes and (ii) is senior in right of payment to the Notes or is secured.

         The Company shall give to each Noteholder a copy of any notice of acceleration of the maturity date of any Senior Indebtedness promptly upon receipt thereof.

         No present or future holder of Senior Indebtedness shall be prejudiced in such holder's right to enforce subordination of any Note by any act or failure to act on the part of the Company or anyone in custody of its assets or property. The provisions of this Article VI are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on one hand, and the Holders of the Notes on the other hand, and nothing herein shall impair, as between the Company and the Holders of the Notes, the obligation of the Company, which is unconditional and absolute, to pay the Holders thereof the principal and interest thereon in accordance with the terms thereof.

                                   ARTICLE VII
                                   -----------
                                    DEFAULTS
                                    --------

         7.1 DEFAULTS. If any of the following events (herein called an "Event of Default" or collectively "Events of Default") shall have occurred and be continuing, that is to say:

                  (a) default shall be made in the payment of any interest, principal or premium (if any) when due on any of the Notes and such default shall have continued for a period of twelve (12) days; or

                  (b) the Company breaches or defaults in the performance of any provision of this Agreement and such breach or default shall have continued for a period of thirty (30) days; or

                  (c) the Company defaults in any payment of principal of or interest on any Senior Indebtedness, beyond any period of grace provided with respect thereto or in the performance of any other term or condition contained in any agreement under which any such obligation is created if the effect of such default results in Senior Indebtedness in excess of $1,000,000 becoming due prior to its stated maturity without such indebtedness being discharged or such acceleration being rescinded or annulled within a period of sixty (60) days; or

                  (d) an order for relief shall be entered in any federal bankruptcy proceeding in which the Company is the debtor; or bankruptcy, receivership, insolvency, reorganization, relief, dissolution, liquidation or other similar proceedings shall be instituted by or against the Company or all or any part of the property of the Company under the Federal Bankruptcy Code or any other bankruptcy or insolvency law of the United States or any bankruptcy or insolvency law of any state of competent jurisdiction unless, if such proceedings are instituted against the Company, such proceedings are dismissed and discharged within ninety (90) days after they are instituted; or

                  (e) the Company shall have become insolvent or unable to pay its debts as they mature, cease doing business as a going concern, undergo dissolution or liquidation, make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, or if a trustee, receiver or liquidator shall be appointed for the Company, or for any substantial portion of the assets of the Company, and such appointment shall not be vacated within ninety (90) days; or

                  (f) further, any diversion by the Company of the proceeds hereunder from the use of proceeds as delineated in Section 5.3 shall be an Event of Default pertaining to River Cities and NCCC requiring the immediate repayment of River Cities' and NCCC's Notes and full refund of the purchase price for their Warrants, plus accrued and unpaid interest on the Notes.

then, except as provided below with respect to an Event of Default under paragraph (a) of this Section 7.1, the Holder of the Note if only one Note shall be outstanding, or the Holders of at least a majority of the principal amount of the Notes, if more than one Note shall be outstanding, may at its or their option, after notice in writing to the Company, declare the Note or all of the Notes, as the case may be, to be forthwith due and payable and thereupon the Note, or all of the Notes, shall be and become due and payable, together with interest and all other amounts accrued thereon (provided that if an Event of Default results from the filing of a voluntary petition in any bankruptcy proceeding or the filing of an involuntary petition in any bankruptcy proceeding which is not dismissed and discharged within ninety (90) days, the Notes thereupon shall immediately become due and payable, with interest accrued thereon, without any notice from the holders of the Notes or otherwise), and, subject to the provisions of Article VI hereof, the Holder or Holders of the Note or Notes may take any action or proceeding at law or in equity which it or they deem advisable for the protection of its or their interests to collect and enforce payment and the Company shall pay all expenses, court costs and reasonable attorneys' fees incurred in connection with or arising out of any default hereunder. Notwithstanding the foregoing, in case an Event of Default under paragraph (a) of this Section 7.1 shall occur, the Holders shall have none of the rights and remedies otherwise contemplated by this Section 7.1 (including, without limitation, the right to accelerate the maturity of the Notes) UNLESS AND UNTIL (i) Blocking Period shall have elapsed from the date of such Event of

Default without the same having been cured or waived; and (ii) the Blocking Period shall have elapsed without any holder of Senior Indebtedness having accelerated the maturity of such Senior Indebtedness, but in such event, upon the satisfaction of said conditions (i) and (ii) above, the Holders will have the rights and remedies contemplated by this Section 7.1.

         7.2 CROSS ACCELERATION. In the event that the holders of Senior Indebtedness in excess of $1,000,000 shall accelerate the maturity of any such Senior Indebtedness, as a result of a default under the Loan Documents or the Subsequent Loan Documents, then the indebtedness outstanding on the Notes, including all accrued and unpaid interest, principal and premium, if any, as well as any fees and expenses payable to the Noteholders, (unless waived by the holders of Senior Indebtedness in excess of $1,000,000) shall be simultaneously accelerated. If any acceleration is rescinded or annulled by the holders of Senior Indebtedness within sixty (60) days from such acceleration of such Senior Indebtedness, the acceleration of the Notes will automatically be rescinded.

                                  ARTICLE VIII
                                  ------------
                                    INDEMNITY
                                    ---------

         8.1 INDEMNIFICATION BY THE COMPANY. The Company agrees and covenants to hold harmless and indemnify each of the Purchasers and any Affiliates thereof (including any director, officer, employee, agent, investment advisor or controlling person of any of the foregoing) from and against any losses, claims, damages, liabilities and any expenses (including, expenses of investigation) to which such Purchaser and its Affiliates may become subject arising out of or based upon any breach of a warranty, representation or covenant of the Company hereunder.

         8.2 INDEMNIFICATION BY PURCHASERS. The Purchasers, severally and not jointly, agree and covenant to hold harmless and indemnify the Company and any Affiliates of the Company (including any director, officer, employee, agent, investment advisor or controlling person of any of the foregoing) from and against any losses, claims, damages, liabilities and any expenses (including, expenses of investigation) to which the Company and its Affiliates may become subject arising out of or based upon any breach of a warranty, representation or covenant of such Purchaser HEREUNDER.

                                   ARTICLE IX
                                   ----------
                                  MISCELLANEOUS
                                  -------------

         9.1 SURVIVAL OF PROVISIONS. The representations, warranties and covenants of the Company and the Purchasers contained in this Agreement shall survive the Closing.

         9.2 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the Company if any of the conditions specified in
         Section 4.2 of this Agreement have not been met or waived by the Company pursuant to the terms of this Agreement by March 31, 1997 unless such date is extended by mutual agreement of the parties hereto; and

                  (b) by any Purchaser, individually, if any of the conditions specified in Section 4.1 of this Agreement have not been met or waived by such Purchaser pursuant to the terms of this Agreement by March 31, 1997 unless such date is extended by mutual agreement of the parties hereto.

         9.3      Waiver Modifications in Writing.
                  -------------------------------

                  (a) No failure or delay on the part of the Company or any Purchaser in exercising any right power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Purchaser at law or in equity or otherwise. No waiver of or consent to any departure by the Company or by any Purchaser, as the case may be, from any provision of this Agreement shall be effective without the consent of the Holders of not less than two-thirds (2/3) of the aggregate principal amount of the Notes then outstanding; PROVIDED, HOWEVER, that no such amendment or waiver shall, without the consent of each of the Holders of the Notes then outstanding affected thereby, (i) change the stated maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon redemption thereof or, change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof, or (ii) reduce the percentages in principal amount of Notes, the consent of whose Holders is required for any waiver or amendments provided for in this Agreement. No amendment or modification of any provision of this Agreement in accordance with the terms hereof shall be effective unless such amendment or modification is (i) in writing and (ii) consented to by Holders of not less than two-thirds (2/3) or more of the principal amount of the Notes then outstanding.

                  (b) Except as contemplated by Section 2.1(d) or Section 4.1(o) of this Agreement neither the Company nor the Subsidiaries of the Company has paid or shall pay, or has caused or shall cause to be paid, directly or indirectly, any remuneration, whether by way of interest, fee or otherwise, to any Holder of the Notes as consideration or as an inducement for the purchase of the Notes or any consent, waiver or amendment of any of the terms or provisions of this Agreement.

         9.4 NOTICE. All notices, demands and other communications provided for hereunder shall be in writing, and, if to the Purchasers, shall be given by registered or certified mail, return receipt requested in a pre-paid envelope, by overnight mail or courier, or by facsimile transmission, addressed to each Purchaser as shown on the execution page hereof (with a copy to special counsel for Purchasers as shown below) and to such other address as such Purchaser or its counsel may designate to the Company in writing, or addressed to the Company as set forth below:

         To Company:                Waterlink, Inc.
                                    4100 Holiday Street, N.W.
                                    Suite 201
                                    Canton, Ohio 44718
                                    Attention: Chief Financial Officer
                                    Telecopier No.: (330) 649-4008

          With copy to:             Benesch, Friedlander, Coplan & Aronoff LLP
                                    2300 BP America Building
                                    200 Public Square

                                    Cleveland, Ohio 44114
                                    Attention: Ira C. Kaplan
                                    Telecopier No.:  (216) 363-4588

         To Special Counsel         Squire, Sanders & Dempsey
           to Purchasers:           127 Public Square, Ste. 4900

                                    Cleveland, Ohio 44114
                                    Attention: James P. Oliver
                                    Telecopier No.: (216) 479-8793

or to such other address as the Company may designate to the Purchasers in writing. A notice made in accordance with the terms of this Section 9.4 shall be deemed to have been given (i) when delivered, if sent by registered or certified mail or delivered personally or by facsimile transmission, or (ii) on the next following Business Day if sent by overnight mail or courier.

         9.5 DETERMINATIONS. All determinations to be made by the Company or any Purchaser hereunder in its opinion or judgment or with its approval or otherwise shall be made by it in its sole discretion.

         9.6 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be m original and all of which counterparts, taken together, shall constitute but one and the same agreement.

         9.7 BINDING EFFECT; ASSIGNMENT. Prior to the Closing Date, the rights and obligations of any Purchaser under this Agreement may not be assigned to any other person except with the prior written consent of the Company. Except as expressly provided in this Agreement this Agreement shall not be construed so as to confer any right or benefit upon any person other than the parties to this Agreement, and their respective successors and assigns. This Agreement and all representations, warranties and covenants contained herein, shall be binding upon the Company and each Purchaser, and their respective successors and permitted assigns and shall inure to the benefit of the Company, all present and future holders of Senior Indebtedness, the Noteholders and their respective successors and assigns.

         9.8 GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Ohio, and for all purposes will be construed in accordance with the laws of said state, without regard to principles of conflicts of law.

         9.9 SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         9.10 HEADINGS. The Article and Section headings and the table of contents used or contained in this Agreement are for the convenience of reference only and shall not affect the construction of this Agreement.

         9.11 ENTIRE AGREEMENT. This Agreement (with the Schedules and Exhibits attached hereto) contain, and are intended as, a complete statement of all the terms and arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

          IN WITNESS WHEREOF, the parties hereto have caused Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

BRANTLEY VENTURE PARTNERS III, L.P.                WATERLINK, INC.
By: Brantley Venture Management III, L.P.,
         its General Partner                       By: _____________________
By: Pinkas Family Partners, L.P., its General          Its: ________________
         Partner

By: ______________________________
         Robert P. Pinkas
Its:     General Partner

                     NOTE PURCHASE AGREEMENT SIGNATURE PAGE

Accepted and agreed as of
the date first above written:

Brantley Capital Corporation
----------------------------
NAME OF PURCHASER

By:      ____________________________
         Robert P. Pinkas

Its:     Chairman, Chief Executive Officer
            and Treasurer

Address:          20600 Chagrin Boulevard
                  Suite 1150
                  Cleveland, Ohio 44122

Telephone No.: (216) 283-4800
Telecopier No.: (216) 283-5324

Aggregate principal amount of the Notes to be purchased by you upon Advances and the aggregate purchase price thereof:

        1                  $     2,100,000                    $   2,037,000                            21%
----------------            ---------------------------        -----------------------           -------------------
 Number of Note            Principal Amount of the Note       Aggregate Purchase Price           Pro-Rata Percentage


Taxpayer Identification No.:

---------------

                     NOTE PURCHASE AGREEMENT SIGNATURE PAGE

Accepted and agreed as of
the date first above written:

River Cities Capital Fund Limited Partnership
---------------------------------------------
NAME OF PURCHASER

By:      RC Management Limited Partnership,
           its General Partner

By:      Mayson, Inc., its General Partner

By:      ____________________________
         Edwin T. Robinson

Its:     President

Address:          221 East 4th Street
                  Suite 2250
                  Cincinnati, Ohio 45202

Telephone No.: (513) 621-9700
Telecopier No.: (513) 579-8939

Aggregate principal amount of the Notes to be purchased by you upon Advances and the aggregate purchase price thereof:

        2                  $       900,000                    $    873,000                             9%
   -----------              --------------------------         -------------------------         ------------------
 Number of Note             Principal Amount of the Note      Aggregate Purchase Price           Pro-Rata Percentage


Taxpayer Identification No.:

31-1413379

                     NOTE PURCHASE AGREEMENT SIGNATURE PAGE

Accepted and agreed as of
the date first above written:

Environmental Opportunities Fund, L.P.
--------------------------------------
NAME OF PURCHASER

By:      Environmental Opportunities
           Management Co., LLC, its
           General Partner

By:      ____________________________
         Kenneth Ch'uan-k'ai Leung

Its:     Manager

Address:          126 East 56th Street
                  24th Floor
                  New York, New York 10022

Telephone No.: (212) 980-0789
Telecopier No.: (212) 593-6150

Aggregate principal amount of the Notes to be purchased by you upon Advances and the aggregate purchase price thereof:

         3                 $     1,779,373                    $  1,725,991.81                       17.79%
---------------             ---------------------------        -----------------------           -------------------
 Number of Note            Principal Amount of the Note       Aggregate Purchase Price           Pro-Rata Percentage


Taxpayer Identification No.:

74-0488338

                     NOTE PURCHASE AGREEMENT SIGNATURE PAGE

Accepted and agreed as of the date first above written:

Environmental Opportunities Fund (Cayman), L.P.
-----------------------------------------------
NAME OF PURCHASER

By:      Environmental Opportunities
          Management Co., LLC, its
          General Partner

By:      ____________________________
         Kenneth Ch'uan-k'ai Leung

Its:     Manager

Address:          c/o Citco Fund Services
                  (Cayman Islands) Limited
                  P.O. Box 31106 SMB
                  Grand Cayman, Cayman Islands, B.W.I.

Telephone No.: (713) 250-4283
Telecopier No.: (713) 250-4294

Aggregate principal amount of the Notes to be purchased by you upon Advances and the aggregate purchase price thereof:

         4                 $     220,627                      $   214,008.19                           2.21%
---------------             ---------------------------        -----------------------           -------------------
 Number of Note            Principal Amount of the Note       Aggregate Purchase Price           Pro-Rata Percentage

Taxpayer Identification No.:  N/A

Copy of notices to:

Environmental Opportunities
  Management Company, L.L.C.
3100 Texas Commerce Tower
Houston, Texas 77002

                     NOTE PURCHASE AGREEMENT SIGNATURE PAGE

Accepted and agreed as of
the date first above written:

National City Capital Corporation
---------------------------------
NAME OF PURCHASER

By:      ____________________________
         Todd S. McCuaig

Its:     ____________________________

Address:          1965 E. 6th St.
                  10th Floor
                  Cleveland, OH  44114

Telephone No.: (216) 575-2480
Telecopier No.: (216) 575-9965

Aggregate principal amount of the Notes to be purchased by you upon Advances and the aggregate purchase price thereof:

         5                 $     3,000,000                    $   2,910,000                          30%
---------------             ---------------------------        -----------------------           -------------------
 Number of Note             Principal Amount of the Note      Aggregate Purchase Price           Pro-Rata Percentage


Taxpayer Identification No.:

34-1269115

                     NOTE PURCHASE AGREEMENT SIGNATURE PAGE

Accepted and agreed as of
the date first above written:

IPP95, L.P.
-----------
NAME OF PURCHASER

By:      WESINVEST, Inc., its
          General Partner

By:      ____________________________
         Christine Jenkins

Its:     Secretary

Address:          310 South Street
                  P.O. Box 1913
                  Morristown, NJ  07461

Telephone No.: (212) 898-0290
Telecopier No.: (212) 898-0840

Aggregate principal amount of the Notes to be purchased by you upon Advances and the aggregate purchase price thereof:

        6                  $     2,000,000                    $     1,940,000                          20%
---------------             ---------------------------        -----------------------           -------------------
 Number of Note             Principal Amount of the Note      Aggregate Purchase Price           Pro-Rata Percentage

Taxpayer Identification No.:  22-3356204

Copies to:

IPP95.L.P.

310 South Street
P.O. Box 1913
Morristown, NJ  07461

Attn:  Conor Mullett

                                    EXHIBIT A

                            TO THE PURCHASE AGREEMENT

                                 [FORM OF NOTE]

         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT'). IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION, SATISFACTORY TO THE COMPANY, FROM THE HOLDER'S COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED BY REASON OF AN APPLICABLE EXEMPTION OR UPON COMPLIANCE WITH ANY APPLICABLE RULE OR REGULATION PROMULGATED UNDER THE ACT AND, IF APPLICABLE, WITHOUT COMPLIANCE WITH ANY OTHER TERMS AND PROVISIONS RESTRICTING ANY SUCH TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, THE TERMS AND PROVISIONS OF THAT CERTAIN AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED AS OF MARCH 6, 1997.

                                 WATERLINK, INC.

                                SUBORDINATED NOTE

                                    DUE 2002

 No. __                                                           $___________


AS STATED IN THE PURCHASE AGREEMENT (DEFINED BELOW), THE RIGHTS OF THE HOLDER HEREOF ARE SUBJECT TO SUBORDINATION TO ALL SENIOR INDEBTEDNESS (AS DEFINED IN THE PURCHASE AGREEMENT REFERRED TO HEREIN) OF THE COMPANY.

         Waterlink, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), for value received, hereby promises to pay to ____________________ the principal sum of _________________________ Dollars ($___________) on March 6, 2002 and to pay
interest on said principal amount at the rate of twelve percent (12%)[eight percent (8%) to IPP95] per annum until [one year] and fourteen percent (14%) per annum thereafter, which interest shall be payable quarterly in arrears on each June 30, September 30, December 31, and March 31, commencing June 30, 1997 (each June 30, September 30, December 31 and March 31 being herein referred to as an "Interest Payment Date").

         The principal of this Note is subject to certain mandatory prepayments in accordance with the terms of the Purchase Agreement. The Company may at any time and from time to time prepay all or portion of the principal amount hereunder without premium or penalty. The Holder must surrender this Note to the Company to collect the final principal payment hereunder at maturity or upon the Company's prepayment thereof. The Company will maintain records of all payments and prepayments of principal and interest made with respect to this Note, the current outstanding principal balance hereof and other appropriate information. Such records shall be presumptive evidence of the principal amount owing and unpaid hereon. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company may, however, pay principal and interest by a check payable in such money. It may mail an interest check to the Holder's registered address.

         The Company shall give written notice of any payment of this Note to the Holder of this Note not less than five (5) Business Days prior thereto and the opportunity, upon surrender of this Note, to deliver notice to the Company of the Holder's determination to convert to shares of Common Stock all or a portion of the principal and accrued interest hereon, as specified in such notice, in lieu of and in substitution for the exercise by the Holder of all or part of its then exercisable Warrants (which conversion shall be in all respects on the same terms and conditions as if the Holder had exercised a like amount of such Warrants and such like amount of Warrants shall no longer be exercisable).

         This Note is one of a duly authorized issue of Notes of the Company all issued or to be issued under and pursuant to the Subordinated Note Purchase Agreement and Credit Facility dated as of March 6, 1997 (the "Purchase Agreement"), duly executed and delivered by the Company, to which Purchase Agreement and all amendments thereto reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the Noteholders. All capitalized terms in this Note unless otherwise defined, have the meanings assigned to them in the Purchase Agreement.

         This Note is subordinated to Senior Indebtedness of the Company. To the extent provided in the Purchase Agreement, Senior Indebtedness must be paid before the Notes may be paid. Each Holder by accepting a Note agrees to such subordination provisions and authorizes the Company to give them effect. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of any instrument relating to the Senior Indebtedness or extension or renewal of such Senior Indebtedness and the subordination provisions. Reference is made to the Purchase Agreement for a complete description of what constitutes Senior Indebtedness and the provisions of regarding the subordination of the Note.

         The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Notes. The registered Holder of this Note may be treated as the owner of it for all purposes.

         Subject to certain exceptions, the Purchase Agreement or this Note may be amended with the written consent of the Holders of at least two-thirds (2/3), in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived in a particular instance with the written consent of the Holders of two-thirds (2/3) in principal amount of the Notes then outstanding. Without the consent of or notice to any Holder, the Company may amend the Purchase Agreement or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any Holder.

         A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company or any successor corporation under this Note or the Purchase Agreement or for any claim based on, in respect or by reason of such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

         Customary abbreviations may be used in the name of a Noteholder such as: TEN COM (tenants in common), TENANT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

         The Purchase Agreement and this Note shall be deemed to be contracts made under the laws of the State of Ohio and shall for all purposes be governed by, and construed in accordance with, the laws of such State.

         IN WITNESS WHEREOF, Waterlink, Inc. has caused this Note to be signed by an authorized officer as of the date indicated below.

 Dated: ___________________, 1997

                                                      WATERLINK, INC.

 (SEAL)                                               By _______________________
                                                      Its ______________________